Exhibit 99.1

NEWS ANNOUNCEMENT	For Immediate Release

NEXSTAR BROADCASTING GROUP THIRD QUARTER

NET REVENUE INCREASES 9% TO $70.3 MILLION

Irving, TX – November 10, 2008 – Nexstar Broadcasting Group, Inc. (NASDAQ: NXST) today reported financial results for the third quarter ended September 30, 2008.

Summary 2008 Third Quarter Highlights:

Net revenue for the quarter ended September 30, 2008 grew 9.0% to $70.3 million compared to $64.5 million in the third quarter of 2007. Broadcast cash flow totaled $27.3 million in the third quarter of 2008 compared with $22.8 million for the same period in 2007. EBITDA totaled $23.1 million for the third quarter of 2008, compared to $19.7 million in the third quarter of 2007.

CEO Comment

Perry A. Sook, Chairman, President and Chief Executive Officer of Nexstar Broadcasting Group, Inc., commented, “Nexstar’s third quarter net revenue growth of 9.0% demonstrates that we continue to outpace the industry. Revenue growth was driven by strong year-over-year increases in political, retransmission consent and eMedia revenues which offset the softness of traditional television advertising spending in our markets. These results were delivered despite the effects of Hurricane Ike, which disrupted the operations of our Southeast Texas and Louisiana properties for much of the month of September.

“Third quarter 2008 gross revenue of $78.8 million included approximately $7.8 million of political advertising revenue. The Company’s stations captured a significant share of the political advertising spending in our markets, which we believe highlights the strong appeal of our high quality local news programming.

“Third quarter 2008 retransmission consent revenue grew 37.8% from year-ago levels to $6.2 million, eMedia revenue rose 62.6% to $2.7 million, and the Company’s stations captured over $4.0 million of Summer Olympics-related advertising revenue. Our high margin digital revenue streams are expected to continue to grow throughout fourth quarter and 2009 as we renegotiate expiring retransmission consent agreements, enter into agreements with new providers in our markets and benefit from new products and partnerships being added to our eMedia platform.

“Third quarter and year-to-date cap ex spending was approximately $10.0 million and $18.1 million, respectively. Capital expenditures for digital conversions were $13.5 million through September 30, 2008. However, with most of our spending on digital television upgrades being completed in 2008, we expect to be well positioned to generate significant free cash flow in 2009.”

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Nexstar Broadcasting Group Q3 2008 Results, 11/10/08	page 2

Mr. Sook added, “Given the current environment, we are focused on aggressively controlling our costs, while continuing to grow our eMedia platform, complete our digital build out and reduce our outstanding debt.

“As our recently announced acquisition of KWBF-TV in Little Rock, Arkansas indicates, we are prepared to selectively grow the Company by adding to our station portfolio. This opportunistic and strategic transaction is both accretive to our shareholders and helps de-lever our company.”

Outstanding Debt

The Company’s total net debt at September 30, 2008 was $654.6 million, compared to $665.0 million at December 31, 2007. The total net debt consists of $354.0 million of bank debt, $198.2 million of senior subordinated 7% notes, $36.2 million of senior subordinated 12% PIK notes and $77.8 million of 11.375% senior discount notes, less cash on hand of $11.6 million.

In September 2008, Nexstar repurchased $5.3 million of the 11.375% notes in accordance with the terms of our sale of the senior subordinated PIK notes. This payment was funded with cash generated from operations.

As defined in the Company’s credit agreement, consolidated total net debt was $618.4 million at September 30, 2008. The Company’s total leverage ratio at September 30, 2008 was 6.55x compared to a permitted leverage covenant of 6.75x.

Total interest expense in the third quarter of 2008 was $11.6 million, compared to $13.8 million for the same period in 2007. Cash interest expense for the third quarter of 2008 was $9.9 million, compared to $10.1 million for the same period in 2007.

Impairment of Television Intangible Assets

As required by SFAS 142 “Goodwill and Other Intangible Assets,” in addition to the required annual test, Nexstar Broadcasting tests the impairment of its intangible assets whenever events or changes in circumstances indicate that such assets might be impaired. This testing resulted in a $48.5 million non-cash impairment charge in the third quarter ended September 30, 2008, related to goodwill, broadcast licenses and network affiliation agreements.

Summary 2008 Fourth Quarter Outlook

Nexstar today issued the outlook below for the three-month period ending December 31, 2008.

(in millions)	Three Months Ended December 31,		Approximate Change
	2008 Estimate	2007 Actual
Net Revenue	$78.0 - $80.0	$71.6	9.0% - 11.7%
Station Operating Expenses	$44.0 - $45.0	$43.4	1.4% - 3.7%
Corporate Overhead	$4.2 - $ 4.5	$4.1	2.4% - 9.8%

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Nexstar Broadcasting Group Q3 2008 Results, 11/10/08	page 3

Net revenue is comprised of gross local, national and political advertising revenue, revenue related to retransmission agreements, eMedia, trade and barter revenue, and other sources of revenue, less agency commissions.

Station operating expenses include the direct expenses, trade and barter expense and program amortization costs associated with the operation of the Company’s television stations.

The Company’s financial outlook for the quarter ending December 31, 2008 is subject to, and could be affected by: economic developments, regulatory developments, the timing of any investments, dispositions or other transactions, and major news events, among other circumstances. Reference is made to the “Safe Harbor” statement regarding forward-looking comments at the end of this press release. While the Company may, from time to time, issue updated guidance, it assumes no obligation to do so.

Third Quarter Conference Call

Nexstar will host a conference call at 10:00 a.m. ET today. Senior management will discuss the financial results and host a question and answer session. A live audio webcast of the call will be accessible to the public on Nexstar’s web site, www.nexstar.tv. A recording of the webcast will subsequently be archived on the site. The dial in number for the audio conference call is 212/231-2900 (303/223-0120 for international callers); no access code is needed. A replay will be available through November 15, 2008 by dialing 800/633-8284 (402/977-9140 for international callers) and entering access code 21397591.

Definitions and Disclosures Regarding non-GAAP Financial Information

Broadcast cash flow is calculated as income from operations plus corporate expenses, plus non-cash contract termination fees, non-cash intangible asset impairment charges, depreciation, amortization of intangible assets and broadcast rights (excluding barter), loss (gain) on asset exchange and loss (gain) on asset disposal, net, minus broadcast rights payments.

EBITDA is calculated as broadcast cash flow less corporate expenses.

Free cash flow is calculated as income from operations plus depreciation, amortization of intangible assets and broadcast rights (excluding barter), loss (gain) on asset exchange, loss (gain) on asset disposal, net, non-cash stock option expense, non-cash contract termination fees and non-cash intangible asset impairment charges, less payments for broadcast rights, cash interest expense, capital expenditures and net cash income taxes.

Total net debt is calculated as total outstanding debt less cash on hand.

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Nexstar Broadcasting Group Q3 2008 Results, 11/10/08	page 4

Broadcast cash flow, EBITDA, free cash flow and net debt results are non-GAAP financial measures. Nexstar believes the presentation of these non-GAAP measures are useful to investors because they are used by lenders to measure the Company’s ability to service debt; by industry analysts to determine the market value of stations and their operating performance; by management to identify the cash available to service debt, make strategic acquisitions and investments, maintain capital assets and fund ongoing operations and working capital needs; and, because they reflect the most up-to-date operating results of the stations inclusive of pending acquisitions, TBAs or LMAs. Management believes they also provide an additional basis from which investors can establish forecasts and valuations for the Company’s business. For a reconciliation of these non-GAAP financial measurements to the GAAP financial results cited in this news announcement, please see the supplemental tables at the end of this release.

About Nexstar Broadcasting Group, Inc.

Nexstar Broadcasting Group, Inc. currently owns, operates, programs or provides sales and other services to 50 television stations in 29 markets in the states of Illinois, Indiana, Maryland, Missouri, Montana, Texas, Pennsylvania, Louisiana, Arkansas, Alabama and New York. Nexstar’s television station group includes affiliates of NBC, CBS, ABC, FOX, My Network and CW, and reaches approximately 8.2% of all U.S. television households.

Forward-Looking Statements

This news release includes forward-looking statements. We have based these forward-looking statements on our current expectations and projections about future events. Forward-looking statements include information preceded by, followed by, or that includes the words “guidance,” “believes,” “expects,” “anticipates,” “could,” or similar expressions. For these statements, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. The forward-looking statements contained in this news release, concerning, among other things, changes in net revenue, cash flow and operating expenses, involve risks and uncertainties, and are subject to change based on various important factors, including the impact of changes in national and regional economies, our ability to service and refinance our outstanding debt, successful integration of acquired television stations (including achievement of synergies and cost reductions), pricing fluctuations in local and national advertising, future regulatory actions and conditions in the television stations’ operating areas, competition from others in the broadcast television markets served by the Company, volatility in programming costs, the effects of governmental regulation of broadcasting, industry consolidation, technological developments and major world news events.

Unless required by law, we undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this news release might not occur. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this release. For more details on factors that could affect these expectations, please see our filings with the Securities and Exchange Commission.

Contact:
Matthew E. Devine	Joseph Jaffoni, Ratula Roy
Chief Financial Officer	Jaffoni & Collins Incorporated
Nexstar Broadcasting Group, Inc.	(212) 835-8500 or nxst@jcir.com
(972) 373-8800

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Nexstar Broadcasting Group Q3 2008 Results, 11/10/08	page 5

Nexstar Broadcasting Group, Inc.

Condensed Consolidated Statements of Operations

(in thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007
	(Unaudited)		(Unaudited)
Net revenue (1)	$70,275	$64,463	$204,605	$195,246

Operating expenses (income):
Station direct operating expenses, net of trade (exclusive of depreciation and amortization shown separately below)	18,124	17,003	53,783	50,766
Selling, general, and administrative expenses (exclusive of depreciation and amortization shown separately below)	18,693	18,495	54,606	54,359
Non-cash contract termination fee (2)	—	—	7,167	—
Impairment of intangible assets (3)	48,537	—	48,537	—
Loss (gain) on asset exchange	(487)	(500)	(4,079)	(1,535)
Loss (gain) on asset disposal, net	(127)	(47)	(297)	(137)
Trade and barter expense	4,139	4,131	13,097	13,495
Corporate expenses	4,222	3,074	11,033	9,295
Amortization of broadcast rights, excluding barter	2,399	2,594	6,702	6,822
Amortization of intangible assets	6,345	6,377	19,100	19,309
Depreciation	5,229	5,011	15,650	15,023

Total operating expenses	107,074	56,138	225,299	167,397

Income (loss) from operations	(36,799)	8,325	(20,694)	27,849
Interest expense, including amortization of debt financing costs	(11,606)	(13,787)	(36,401)	(41,278)
Interest income	74	125	626	386

Income (loss) before income taxes	(48,331)	(5,337)	(56,469)	(13,043)
Income tax benefit (expense)	3,003	(1,507)	(310)	(4,125)

Net income (loss)	$(45,328)	$(6,844)	$(56,779)	$(17,168)

Basic and diluted net loss per share	$(1.59)	$(0.24)	$(2.00)	$(0.60)
Basic and diluted weighted average number of shares outstanding	28,425	28,402	28,422	28,399

(1)	Includes total retransmission consent compensation and retransmission advertising of approximately $6.2 million and $4.5 million for the three months ended September 30, 2008 and 2007, respectively, and $15.5 million and $12.6 million for the nine months ended September 30, 2008 and 2007, respectively.
(2)	In the nine months ended September 30, 2008 the Company recorded a one-time, pre-tax, non-cash charge of $7.2 million related to a contract termination.
(3)	In the three and nine months ended September 30, 2008, the Company recorded a one-time, pre-tax, non-cash charge of $48.5 million related to the impairments of goodwill, FCC licenses and network affiliation agreements.

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Nexstar Broadcasting Group Q3 2008 Results, 11/10/08	page 6

Nexstar Broadcasting Group, Inc.

Reconciliation Between Actual Consolidated Statements of Operations

and Broadcast Cash Flow and EBITDA (Non-GAAP Measures)

(in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007
	(Unaudited)		(Unaudited)
Income (loss) from operations	$(36,799)	$8,325	$(20,694)	$27,849
Add:
Depreciation	5,229	5,011	15,650	15,023
Amortization of intangible assets	6,345	6,377	19,100	19,309
Amortization of broadcast rights, excluding barter	2,399	2,594	6,702	6,822
Non-cash contract termination fee	—	—	7,167	—
Impairment of intangible assets	48,537	—	48,537	—
Loss (gain) on asset exchange	(487)	(500)	(4,079)	(1,535)
Loss (gain) on asset disposal, net	(127)	(47)	(297)	(137)
Corporate expenses	4,222	3,074	11,033	9,295

Less:
Payments for broadcast rights	2,000	2,053	6,128	6,314

Broadcast cash flow	$27,319	$22,781	$76,991	$70,312

Less:
Corporate expenses	4,222	3,074	11,033	9,295

EBITDA	$23,097	$19,707	$65,958	$61,017

Nexstar Broadcasting Group, Inc.

Reconciliation Between Actual Consolidated Statements of Operations

and Free Cash Flow (Non-GAAP Measure)

(in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007
	(Unaudited)		(Unaudited)
Income loss from operations	$(36,799)	$8,325	$(20,694)	$27,849
Add:
Depreciation	5,229	5,011	15,650	15,023
Amortization of intangible assets	6,345	6,377	19,100	19,309
Amortization of broadcast rights, excluding barter	2,399	2,594	6,702	6,822
Non-cash contract termination fee	—	—	7,167	—
Impairment of intangible assets	48,537	—	48,537	—
Loss (gain) on asset exchange	(487)	(500)	(4,079)	(1,535)
Loss (gain) on asset disposal, net	(127)	(47)	(297)	(137)
Non-cash stock option expense	537	472	1,828	1,414

Less:
Payments for broadcast rights	2,000	2,053	6,128	6,314
Cash interest expense	9,890	10,065	30,481	30,538
Capital expenditures	9,975	3,532	18,119	13,636
Cash income taxes, net of refunds	—	—	178	51

Free Cash Flow	$3,769	$6,582	$19,008	$18,206

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